Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Chegg, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	6,847,597 (2)	$28.67 (4)	$196,320,605.99	$92.70 per $1,000,000	$18,198.92
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,369,519 (3)	$24.37 (5)	$33,375,178.03	$92.70 per $1,000,000	$3,093.88
				Total Offering Amounts	$229,695,784.02		$21,292.80
				Total Fee Offsets(6)			$—
				Net Fee Due			$21,292.80
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)    Represents additional shares of the Registrant’s common stock to be registered and available for grant under the Registrant’s 2013 Equity Incentive Plan (the “2013 Plan”) resulting from the annual 5% automatic increase in the number of authorized shares available for issuance under the 2013 Plan.
(3)    Represents additional shares of the Registrant’s common stock to be registered and available for grant under the Registrant’s 2013 Employee Stock Purchase Plan (the “2013 ESPP”) resulting from the annual 1% automatic increase in the number of authorized shares available for issuance under the 2013 ESPP.
(4)    Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the Registrant's common stock as reported on the New York Stock Exchange (“NYSE”) on February 18, 2021.
(5)    Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2013 ESPP, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on NYSE on February 18, 2021. Under the 2013 ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.
(6)    The Registrant does not have any fee offsets.